AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1997

                                          REGISTRATION STATEMENT NO. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                                TOSCO CORPORATION
             (Exact name of registrant as specified in its charter)

  NEVADA                           2911                          95-1865716
(State or other            (Primary Standard                 (I.R.S. employer
jurisdiction of                Industrial                 identification number)
incorporation or           Classification Code
 organization)                  Number)


                             72 Cummings Point Road
                           Stamford, Connecticut 06902
                                 (203) 977-1000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                            WILKES MCCLAVE III, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                             72 CUMMINGS POINT ROAD
                           STAMFORD, CONNECTICUT 06902
                                 (203) 977-1000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               -------------------
                                    COPY TO:

                             MARTIN H. NEIDELL, ESQ.
                          STROOCK & STROOCK & LAVAN LLP
                                 180 Maiden Lane
                          New York, New York 10038-4982
                           --------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                           --------------------------

     If the Securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------

                                                            Proposed                    Proposed
Title of each                      Amount to                Maximum                     Maximum                   Amount of
Class of                           be                       Offering Price              Aggregate                 Registration
Securities to be                   Registered               Per Unit(1)                 Offering                  Fee
Registered                                                                              Price(1)
-----------------------------------------------------------------------------------------------------------------------------------
7.25% Notes due 2007               $200,000,000                       100%              $200,000,000              $  60,606
-----------------------------------------------------------------------------------------------------------------------------------
7.80% Debentures due 2027          $300,000,000                       100%              $300,000,000              $  90,909
-----------------------------------------------------------------------------------------------------------------------------------
7.90% Debentures due 2047          $100,000,000                       100%              $100,000,000              $  30,303
                                                                                                                  ---------
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                             $181,818
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                    SUBJECT TO COMPLETION, DATED MAY 21, 1997

PROSPECTUS
                                TOSCO CORPORATION

      Offer to Exchange $1,000 in principal amount of 7.25% Notes due 2007, 7.80% Debentures due 2027, and 7.90% Debentures due 2047, respectively, for each $1,000 in principal amount of outstanding 7.25% Notes due 2007, 7.80% Debentures due 2027, and 7.90% Debentures due 2047, respectively

     Tosco Corporation, a Nevada corporation ("Tosco" or the "Company") hereby offers to exchange (the "Exchange Offer") up to $200,000,000 in aggregate principal amount of a new series of its 7.25% Notes due 2007 (the "New Notes due 2007"), $300,000,000 in aggregate principal amount of its 7.80% Debentures due 2027 (the "New Debentures due 2027"), and $100,000,000 of its 7.90% Debentures due 2047 (the "New Debentures due 2047") (collectively, the "Exchange Notes"), respectively, for $200,000,000 in aggregate principal amount of its outstanding 7.25% Notes due 2007, $300,000,000 in aggregate principal amount of its outstanding 7.80% Debentures Due 2027, and $100,000,000 in aggregate principal amount of its outstanding 7.90% Debentures due 2047 (collectively, the "Notes"), respectively.

     The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Notes for which they may be exchanged pursuant to this offer, except that the Exchange Notes are freely transferable by holders thereof (except as provided in the next paragraph below) and are issued free from any covenant regarding registration. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of an indenture which is identical in all material respects to the indenture governing the Notes. For a complete description of the terms of the Exchange Notes, see "Description of the Exchange Notes." The Company will not receive any cash proceeds from this offer.

     The Notes were originally issued and sold on January 14, 1997 in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in section 4(2) of the Securities Act. Accordingly, the Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes.

     The Notes and the Exchange Notes constitute new issues of securities with no established trading market. Any Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Notes could be adversely affected. No assurance can be given as to the liquidity of the trading market for either the Notes or the Exchange Notes. Tosco expects to pay the principal of and interest on the Exchange Notes and Notes from its cash flow from operations.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Notes being tendered for exchange. The Exchange Offer will expire at 5:00 p.m., New York City time, on ____________, 1997, unless extended (the "Expiration Date"). The date of acceptance for exchange of the Notes (the "Exchange Date") will be the first business day following the Expiration Date. Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

     Interest on the Exchange Notes shall accrue from the last January 1 or July 1 (an "Interest Payment Date") on which interest was paid on the Notes so surrendered or, if no interest has been paid on such Notes, from January 1, 1997.

     SEE "RISK FACTOR" ON PAGE 8 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

                      -------------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                                STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                     ---------------------------------------

               The date of this Prospectus is May __, 1997.

     NO PERSON IS AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED HEREIN, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

     NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission at 7 World Trade Center (13th Floor), New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Such reports and other information filed with the Commission may also be available at the Commission's site on the World Wide Web located at http://www.sec.gov. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc. and the Pacific Stock Exchange, Inc., on which exchanges the Company's Common Stock is listed.

     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act, covering the Exchange Notes being offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

     1. Annual Report on Form 10-K for the year ended December 31, 1996.

     2. Current report on Form 8-K reporting on an event which occurred March 31, 1997.

     3. Quarterly report on Form 10-Q for the quarterly period ended March 31, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the expiration of the Exchange Offer shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide a copy of any or all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this Prospectus is delivered, upon written or oral request to Joseph Watson, Investor Relations, Tosco Corporation, 72 Cummings Point Road, Stamford, Connecticut 06902 (telephone
(203) 977-1000).
                               ------------------


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain of the matters discussed under the caption "The Company" and elsewhere in this Prospectus or in the information incorporated by reference herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Tosco to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION.............................................
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...................
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.................
PROSPECTUS SUMMARY................................................
RISK FACTOR.......................................................
  Absence of Public Market for the Exchange Notes on Resale
THE COMPANY.......................................................
  Acquisition of Unocal Refining and Marketing Assets.............
USE OF PROCEEDS...................................................
THE EXCHANGE OFFER................................................
  Purpose of the Exchange Offer...................................
  Terms of the Exchange...........................................
  Expiration Date; Extensions; Termination; Amendments............
  How to Tender...................................................
  Terms and Conditions of the Letter of Transmittal...............
  Withdrawal Rights...............................................
  Acceptance of Notes for Exchange; Delivery of Exchange Notes
  Conditions to the Exchange Offer................................
  Exchange Agent..................................................
  Solicitation of Tenders; Expenses...............................
  Other...........................................................
DESCRIPTION OF THE EXCHANGE NOTES.................................
  General.........................................................
  Redemption......................................................
  Covenants.......................................................
  Events of Default...............................................
  Consolidation, Merger, Sale or Conveyance.......................
  Satisfaction and Discharge of Indenture.........................
  Modification of the Indenture...................................
  Defeasance and Covenant Defeasance..............................
  Applicable Law..................................................
  Concerning the Trustee..........................................
  Certain Definitions.............................................
  Book-Entry; Delivery and Form...................................
DESCRIPTION OF THE NOTES..........................................
REGISTRATION RIGHTS AGREEMENT.....................................
INCOME TAX CONSIDERATIONS.........................................
LEGAL MATTERS.....................................................
EXPERTS...........................................................

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and the Consolidated Financial Statements (including the notes thereto) incorporated by reference in this Prospectus.

                                   THE COMPANY

     Tosco is the largest independent refiner and marketer of petroleum products in the United States, operating principally on the East and West Coasts, and is also the nation's largest operator of company-controlled convenience stores. Tosco has grown rapidly through acquisitions and internal growth. Since February 1996, the Company has more than tripled its retail operations and increased its refining capacity by approximately 76% through the completion of three acquisitions: (i) British Petroleum's ("BP") U.S. Northeast refining and marketing assets on February 2, 1996; (ii) The Circle K Corporation ("Circle K") on May 30, 1996; and (iii) Union Oil Company of California's ("Unocal") West Cost petroleum refining, marketing and related supply and transportation assets on March 31, 1997.

     The Company currently has approximately 950,000 barrels per day of refining capacity and approximately 13 million gallons per day of retail fuel sales through a retail network of approximately 5,200 sites, 4,600 of which sell fuel. Operations at the 160,000 barrels per day Trainer refinery are currently suspended while the plant is undergoing a modernization and upgrading program. This program is expected to be completed and refinery operations should recommence during the second quarter of 1997. Tosco's primary operating facilities are located in Avon, California; Linden, New Jersey; Ferndale, Washington; Trainer, Pennsylvania; Los Angeles, California (two sites); Rodeo, California; and Santa Maria, California.


                               THE EXCHANGE OFFER

The Exchange Offer...............  The Company is offering to exchange (the
                                   "Exchange Offer") up to $200,000,000
                                   aggregate principal amount of a new series of its 7.25% Notes due January 1, 2007, $300,000,000 aggregate principal amount of a new series of its 7.80% Debentures due January 1, 2027, and $100,000,000 aggregate principal amount of a new series of its 7.90% Debentures due January 1, 2047 (collectively, the "Exchange Notes"), respectively, for $200,000,000 aggregate principal amount of its outstanding 7.25% Notes due 2007, $300,000,000 aggregate principal amount of its outstanding 7.80% Debentures due 2027, and $100,000,000 aggregate principal amount of its outstanding 7.90% Debentures due 2047 (collectively, the "Notes"), respectively. The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof (except as provided herein -- see "The Exchange Offer -- Terms of the Exchange"), and are not subject to any obligation regarding registration under the Securities Act.

Interest Payments................  Interest on the Exchange Notes shall accrue from the last January 1 or July 1 (an
                                   "Interest Payment Date") on which interest was paid on the Notes so surrendered or, if no interest has been paid on such Notes, from January 1, 1997.

Minimum Condition................  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Notes being tendered for exchange.

Expiration Date..................  The Exchange Offer will expire at 5:00 p.m.,
                                   New York City time, on ____________, 1997,
                                   unless extended.

Exchange Date....................  The date of acceptance for exchange of the
                                   Notes will be the first business day
                                   following the Expiration Date.

Conditions of the Exchange Offer.  The Company's obligation to consummate the
                                   Exchange Offer is subject to certain
                                   conditions, including the enactment of any statute, rule or regulation or taking of any action which would prohibit, restrict or render illegal the Exchange Offer or any changes relating to the ability to exchange Exchange Notes for the Notes. See "The Exchange Offer -- Conditions to the Exchange Offer." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Withdrawal Rights................  Tenders may be withdrawn at any time prior to the Expiration Date. Otherwise, all tenders are irrevocable.

Procedures for Tendering Notes...  See "The Exchange Offer -- How to Tender."

Federal Income Tax
Consequences.....................  The exchange of Notes for Exchange Notes will not be a taxable exchange for Federal income tax purposes. See "Income Tax
                                   Considerations."

Effect on Holders of Notes.......  As a result of the making of, and upon acceptance for exchange of all validly
                                   tendered Notes pursuant to the terms of this Exchange Offer, there will be no increase in the interest rate on the Notes and the holders of the Notes will have no further registration rights relating thereto. Holders of the Notes who do not tender their Notes in the Exchange Offer will continue to hold such Notes and will be entitled to all the rights and limitations applicable thereto under the indenture dated as of May 1, 1996, as supplemented by the supplemental indenture dated as of January 14, 1997, among the Company and State Street Bank and Trust Company, relating to the Notes (the "Notes Indenture"), except for any such rights to register such Notes. All untendered Notes will continue to be subject to the restrictions on transfer provided for in the Notes and in the Notes Indenture. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Notes could be adversely affected.

                           TERMS OF THE EXCHANGE NOTES

     The Exchange Offer applies to $600,000,000 aggregate principal amount of the Notes. The form and terms of the Exchange Notes are substantially the same as the form and terms of the Notes except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture (as defined herein), which will be identical in all material respects to the Notes Indenture. See "Description of the Exchange Notes."

Securities Offered..............   $200,000,000 7.25% Notes due 2007.
                                   $300,000,000 7.80% Debentures due 2027.
                                   $100,000,000 7.90% Debentures due 2047.

Maturity........................   January 1, 2007 with respect to the New Notes
                                   due 2007, January 1, 2027 with respect to the New Debentures due 2027 and January 1, 2047 with respect to the New Debentures due 2047.

Interest Payment Dates..........   January 1 and July 1 commencing July 1, 1997.

Redemption......................   None.

Collateral......................   None.

Ranking.........................   The Exchange Notes will be unsecured senior
                                   obligations of the Company, and will rank pari passu in right of payment with all existing and future unsecured senior indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company.

                                   At December 31, 1996, the Company had
                                   outstanding $300 million of first mortgage bonds collateralized by its Avon Refinery, $150 million of first mortgage bonds collateralized by its Bayway Refinery and $110 million of other collateralized debt. The Notes are also outstanding. There is no other debt which is effectively senior to the Exchange Notes.

Use of Proceeds.................   These will be no cash proceeds to the Company
                                   from the Exchange Offer. See "Use of
                                   Proceeds" below.

Certain Covenants...............   The Indenture contains certain covenants
                                   that, among other things, limit the ability of the Company and its Subsidiaries to (i) incur Debt collateralized by a lien on a Principal Property and (ii) enter into a sale and lease back transaction, and limit the ability of the Company's Subsidiaries having a Principal Property to incur debt with a maturity greater than twelve months or issue preferred stock. See "Description of the Exchange Notes."

                                   RISK FACTOR

     The following factor should be carefully considered in evaluating the Exchange Notes offered hereby.

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES ON RESALE

     Prior to this offering, there has been no public trading market for the Exchange Notes. Accordingly, there can be no assurance that any market for the Exchange Notes will develop or, if one does develop, that it will be maintained. If an active market for the Exchange Notes fails to develop or be sustained, the trading price of the Exchange Notes could be materially adversely affected.

                                   THE COMPANY


     Tosco is the largest independent refiner and marketer of petroleum products in the United States, operating principally on the East and West Coasts, and is also the nation's largest operator of company-controlled convenience stores. Tosco has grown rapidly through acquisitions and internal growth. Since February 1996, the Company has more than tripled its retail operations and increased its refining capacity by approximately 76% through the completion of three acquisitions: (i) British Petroleum's ("BP") U.S. Northeast refining and marketing assets on February 2, 1996; (ii) The Circle K Corporation ("Circle K") on May 30, 1996; and (iii) Union Oil Company of California's ("Unocal") West Cost petroleum refining, marketing and related supply and transportation assets on March 31, 1997.

     The Company currently has approximately 950,000 barrels per day of refining capacity and approximately 13 million gallons per day of retail fuel sales through a retail network of approximately 5,200 sites, 4,600 of which sell fuel. Operations at the 160,000 barrels per day Trainer refinery are currently suspended while the plant is undergoing a modernization and upgrading program. This program is expected to be completed and refinery operations should recommence during the second quarter of 1997. Tosco's primary operating facilities are located in Avon, California; Linden, New Jersey; Ferndale, Washington; Trainer, Pennsylvania; Los Angeles, California (two sites); Rodeo, California; and Santa Maria, California.

ACQUISITION OF UNOCAL REFINING AND MARKETING ASSETS

     On March 31, 1997, Tosco acquired Unocal's West Coast petroleum refining, marketing and related supply and transportation assets (the "Acquisition") for a purchase price of approximately $1.4 billion, plus inventories valued at approximately $380 million and credit card receivables valued at approximately $133 million. In addition, Unocal is entitled to receive contingent participation payments over the next seven years, up to a maximum amount of $250 million, if the margin on sales to branded dealers exceeds a base index and/or the differential between California Air Resources Board Phase II gasoline and conventional gasoline exceeds a base index. For a period of 25 years, Unocal will be responsible for environmental liabilities arising out of or relating to the period prior to the closing, except that Tosco will pay the first $7 million of such environmental liabilities each year, plus 40% of any amounts in excess of $7 million per year, with Unocal paying the remaining 60% each year. The aggregate maximum amount that Tosco may have to pay in total for the 25 year period for such environmental liabilities is limited to $200 million.

     The assets which were acquired from Unocal include the following: two petroleum refining systems comprised of four sites in California with an aggregate throughout capacity of 250,000 barrels per day; a retail gasoline system, consisting of approximately 1,325 76-branded gasoline stations, approximately 1,100 of which are company-controlled, which currently sells over 130,000 barrels per day of gasoline and diesel fuel; a distribution system comprised of 13 company-owned oil storage terminals, three modern American-flag 40,000 deadweight-ton tankers and 1,500 miles of crude oil and product pipeline; the worldwide rights to the "76" and "Union" brands, together with the distinctive orange ball logo, in the petroleum refining and marketing businesses, except for pre- existing license grants relating to 76 Truckstops and to Uno-Ven; and Unocal's lubricants manufacturing, distribution and marketing business. Tosco sold for $48.5 million in cash the three tankers it acquired from Unocal.

     The purchase price paid pursuant to the Acquisition consisted of approximately $1.4 billion of cash (including inventories) and 14,092,482 shares of Common Stock of Tosco having an aggregate value of approximately $397 million. Certain of the service stations were purchased directly from Unocal for approximately $235 million by a special purpose entity. Such entity leased the service stations to Tosco pursuant to a long-term lease which provides Tosco with the option to purchase the service stations at agreed upon prices. The shares of Common Stock which Unocal received were valued at $28.1625 per share, which was the average of the high and low Tosco stock prices for the ten trading days preceding the closing date. The $1.4 billion cash portion of the purchase price for the Acquisition, including working capital, was obtained from a combination of Tosco's available cash, borrowings under Tosco's amended and restated revolving credit agreement, borrowings under a $250 million credit agreement entered into on March 31, 1997 and proceeds received from Tosco's sale of the Notes.

     Tosco was incorporated under the laws of the State of Nevada in 1955. Its principal executive offices are located at 72 Cummings Point Road, Stamford, Connecticut 06902 and its telephone number is (203) 977-1000.

                                 USE OF PROCEEDS

     There will be no cash proceeds to the Company from the Exchange Offer.

     The Company received net proceeds of approximately $594,101,000 from the issuance and sale of the Notes. The Company used such net proceeds to pay a portion of the purchase price for the Acquisition.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Notes were originally issued and sold on January 14, 1997. Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. In connection with the sale of the Notes, the Company agreed to file with the Commission a registration statement relating to an exchange offer (the "Exchange Offer Registration Statement") pursuant to which new series of unsecured debt obligations of the Company covered by such registration statement and containing substantially the same terms as the Notes, would be offered in exchange for Notes tendered at the option of the holders thereof or, if applicable interpretations of the staff of the Commission did not permit the Company to effect such an exchange offer, the Company agreed, at its cost, to file a shelf registration statement covering resales of the Notes (the "Shelf Registration Statement") and use all reasonable efforts to have such Shelf Registration Statement declared effective and kept effective for a period of three years from the effective date thereof. In the event that (i) the Company failed to file the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement, (ii) the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement, were not declared effective by the Commission, or (iii) all Notes validly tendered are not accepted for exchange pursuant to the terms of the Exchange Offer or the Shelf Registration Statement ceases to remain effective, in each case within specified time periods, additional interest would accrue and be payable in cash until completion of such filing, declaration of effectiveness or completion of such exchange. See "Registration Rights Agreement."

     The purpose of the Exchange Offer is to fulfill the Company's obligations with respect to the foregoing Registration Rights Agreement.

TERMS OF THE EXCHANGE

     The Company hereby offers to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount of each series of Exchange Notes for each $1,000 in principal amount of the respective corresponding series of Notes. The terms of the Exchange Notes are substantially identical in all respects to the terms of the Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof and will not be subject to any covenant regarding registration. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture, which will be substantially identical in all material respects to the Notes Indenture. See "Description of the Exchange Notes."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Notes being tendered for exchange.

     The Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for sale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Interest on the Exchange Notes shall accrue from the last Interest Payment Date on which interest was paid on the Notes so surrendered or, if no interest has been paid on such Notes, from January 1, 1997.

     Tendering holders of the Notes shall not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Notes pursuant to the Exchange Offer.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The Exchange Offer shall expire on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on ____________, 1997, unless the Company in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Exchange Offer, as so extended by the Company, shall expire. The Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to State Street Bank and Trust Company (the "Exchange Agent") and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer. In connection with the Exchange Offer, Tosco will comply with all applicable requirements of the federal securities laws, including, but not limited to, Rule 14e-1 under the Securities Exchange Act of 1934.

     The Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Notes if either of the events set forth below under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Notes, whether before or after any tender of the Notes. Unless the Company terminates the Exchange Offer prior to 5:00 p.m. New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for the Notes on the Exchange Date.

HOW TO TENDER

     The tender to the Company of Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     A holder of Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Notes being tendered and any required signature guarantees, to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guarantee delivery procedures described below.

     If tendered Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Notes are to be reissued) in the name of the registered holder (which term, for the purpose described herein, shall include any participant in The Depository Trust Company (also referred to as a book-entry transfer facility) whose name appears on a security listing as the owner of the Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States, or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the Exchange Notes and/or Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the register for the Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     THE METHOD OF DELIVERY OF NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

     The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Notes by causing such book-entry transfer facility to transfer such Notes into the Exchange Agent's account with respect to the Notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Notes may be effected through book-entry transfer into the Exchange Agent's account at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth on the back cover page of this Prospectus on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office listed on the back cover of this Prospectus on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Notes are registered and, if possible the certificate numbers of the Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Notes being tendered by the above-described method are deposited with the Exchange Agent within the period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Notes. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Notes for exchange (the "Transferor") exchanges, assigns and transfers the Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Notes to be exchanged, assigned and transferred. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Notes or transfer ownership of such Notes on the account books maintained by a book-entry transfer facility. The Transferor further agrees that acceptance of any tendered Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of its obligations under the Registration Rights Agreement and that the Company shall have no further obligations or liabilities thereunder. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     The Transferor certifies that it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes.

WITHDRAWAL RIGHTS

     Tenders of Notes pursuant to the Exchange Offer are irrevocable, except that Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Notes to be withdrawn, the certificate numbers of Notes to be withdrawn, the principal amount of Notes to be withdrawn, a statement that such holder is withdrawing his election to have such Notes exchanged, and the name of the registered holder of such Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes being withdrawn. The Exchange Agent will return the properly withdrawn Notes promptly following receipt of notice of withdrawal. If Notes have been tendered pursuant to the procedure for book-entry entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Notes validly tendered and not withdrawn and issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Notes for the purposes of receiving Exchange Notes from the Company and causing the Notes to be exchanged, assigned and transferred. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Notes will be made by the Exchange Agent promptly after acceptance of the tendered Notes. Tendered Notes not accepted for exchange by the Company will be returned without expense to the tendering holders promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue Exchange Notes in respect of any properly tendered Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service), or, at its option, modify or otherwise amend the Exchange Offer, if either of the following events occur:

                  (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the sole judgment of the Company, would prohibit, restrict or otherwise render illegal consummation of the Exchange Offer, or

                  (b) there shall occur a change which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such Exchange Notes.

     The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Notes upon the occurrence of either of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Notes). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if either of the conditions set forth above occurs. Moreover, regardless of whether either of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Notes.

     The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

 EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover page of this Prospectus. State Street Bank and Trust Company also acts as Transfer Agent (the "Transfer Agent") under the Notes Indenture.

     Delivery to an address other than as set forth herein, or transmission of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

     The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and related documents to the beneficial owners of the Notes and in handling or forwarding tenders for their customers.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representation should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company, may, however, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Notes and the Registration Rights Agreement. Holders of the Notes who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and limitations applicable thereto, under the Notes Indenture, except for any such rights under the Registration Rights Agreement, which by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. See "Description of the Notes." All untendered Notes will continue to be subject to the restrictions on transfer set forth in the Notes Indenture. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Notes could be adversely affected.

     The Company may in the future seek to acquire untendered Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Notes which are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Notes which are not tendered pursuant to the Exchange Offer.

                        DESCRIPTION OF THE EXCHANGE NOTES

     The Exchange Notes will be unsecured general obligations of the Company and will be issued under an indenture dated as of May 1, 1996, as supplemented by the Supplemental Indenture dated as of May __, 1997 (the "Indenture"), between the Company and State Street Bank and Trust Company (the "Trustee").

     The following description of certain terms of the Indenture and the Exchange Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Indenture, including the definitions therein of certain terms. The Company will provide, without charge, to each person, including any beneficial owner to whom this Prospectus is delivered, upon such person's written or oral request, a copy of the Indenture relating to the Exchange Notes. Any such request should be delivered to the Company, 72 Cummings Point Road, Stamford, Connecticut 06902 (telephone (203) 977-1000), Attention: Investor Relations.

GENERAL

     The New Notes due 2007 will bear interest from their date of issue at the rate of 7.25% per annum, the New Debentures due 2027 will bear interest from their date of issue at the rate of 7.80% per annum and the New Debentures due 2047 will bear interest from their date of issue at the rate of 7.90% per annum. Interest will be payable on January 1 and July 1 in each year, commencing July 1, 1997, to holders of record of such Exchange Notes at the close of business on the preceding December 15 and June 15. The New Notes due 2007 will mature on January 1, 2007, the New Debentures due 2027 will mature on January 1, 2027 and the New Debentures due 2047 will mature on January 1, 2047. The Exchange Notes will be limited to $600 million aggregate principal amount. The Exchange Notes are not subject to any sinking fund.

REDEMPTION

     The Exchange Notes are not redeemable at any time prior to maturity.

COVENANTS

     The Indenture contains various covenants, including the following:

     Limitation on Liens. The Company will not, and will not permit any Subsidiary to, incur any Debt secured by a Lien on any Principal Property without making effective provision for securing all Outstanding Debt Securities of each series having the benefit of this covenant equally and ratably with such Debt as to such Principal Property.

     The foregoing restrictions will not apply to: (i) Liens existing at the date of original issuance of the Notes; (ii) any Liens securing Debt owed by the Company to one or more Subsidiaries of the Company; (iii) Liens on any Principal Property of a Person existing prior to the time (A) such Person becomes a Subsidiary of the Company, (B) such Person merges into or consolidates with a Subsidiary of the Company or (C) another Subsidiary of the Company merges into or consolidates with such Person (in a transaction in which such Person becomes a Subsidiary of the Company); (iv) Liens on any Principal Property existing at the time of acquisition thereof; (v) Liens on any Principal Property to secure Debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the Principal Property subject to such Liens in an aggregate principal amount not to exceed the fair market value of such property, construction or improvements; (vi) Liens on any Principal Property of the Company or any Subsidiary in favor of governmental bodies to secure certain advance or progress payments pursuant to any contract or statute; and (vii) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (i) through (vi), so long as such Lien does not extend to any other property and the Debt so secured is not increased.

     Notwithstanding the foregoing, the Company or any Subsidiary may incur Debt secured by Liens which otherwise would be subject to the foregoing restrictions, in an aggregate amount which, together with all other such Debt outstanding secured by Liens and all Attributable Debt outstanding in respect of Sale and Leaseback Transactions (other than as permitted by the first paragraph under the "Limitation on Sale and Leaseback Transactions" covenant below), does not exceed 10% of Consolidated Net Tangible Assets.

     Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction on any Principal Property (except for a period not exceeding three years) unless: (i) the Company or such Subsidiary would be entitled to incur a Lien to secure Debt by reason of the provisions described in clauses (i) through (vii) of the second paragraph under the "Limitation on Liens" covenant in an amount equal to the Attributable Debt of such Sale and Leaseback Transaction without equally and ratably securing all Outstanding Debt Securities of each series having the benefit of this covenant or (ii) the Company or such Subsidiary applies within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by its Board of Directors), of the property so leased to (A) the retirement of Debt Securities or other Funded Debt of the Company or such Subsidiary or (B) the acquisition of property which constitutes a Principal Property.

     Notwithstanding the foregoing, the Company or any Subsidiary may enter into a Sale and Leaseback Transaction which would otherwise be subject to the foregoing restriction, provided the amount of Attributable Debt in respect of such Sale and Leaseback Transaction, together with all other such Attributable Debt outstanding and all Debt outstanding secured by Liens (other than as permitted by the second paragraph under the "Limitations on Liens" covenant above), does not exceed 10% of Consolidated Net Tangible Assets.

     Limitation on Subsidiary Funded Debt and Preferred Stock. The Company will not permit any Subsidiary of the Company having a Principal Property to incur or suffer to exist any Funded Debt or issue any Preferred Stock except: (i) Funded Debt outstanding under the Bank Credit Facility; (ii) Funded Debt or Preferred Stock outstanding on the date of original issuance of the Notes; (iii) Funded Debt or Preferred Stock issued to and held by the Company or a Subsidiary of the Company; (iv) Funded Debt incurred or Preferred Stock issued by a Person prior to the time (A) such Person became a Subsidiary of the Company, (B) such Person merges into or consolidates with a Subsidiary of the Company or (C) another Subsidiary of the Company merges into or consolidates with such Person (in a transaction in which such Person becomes a Subsidiary of the Company); (v) Funded Debt or Preferred Stock incurred for the purpose of financing all or any part of the purchase price or the cost of construction of or improvements to the property of the Company or any of its Subsidiaries in an aggregate principal amount or liquidation preference, as the case may be, not to exceed the fair market value of such property, construction or improvements; and (vi) Funded Debt or Preferred Stock that is exchanged for, or the proceeds of which are used to refinance or refund, any Funded Debt or Preferred Stock permitted to be outstanding pursuant to clauses (i) through (v) (or any extension or renewal thereof) in an aggregate principal amount or liquidation preference, as the case may be (which, in the case of a Discount Security, shall be the issue price thereof), not to exceed the principal amount of the Funded Debt or the liquidation preference of the Preferred Stock, as the case may be, so exchanged, refinanced or refunded (which, in the case of a Discount Security, shall be the accreted value thereof).

     Notwithstanding the foregoing, the Company's Subsidiaries may incur Funded Debt and Preferred Stock in an aggregate principal amount and liquidation preference that does not exceed 10% of Consolidated Net Tangible Assets.

EVENTS OF DEFAULT

     The Indenture defines the following events as "Events of Default": (a) failure to pay interest on the Exchange Notes after the interest becomes due and payable and continuance of such default for a period of 30 days; (b) failure to pay all or any portion of the principal of the Exchange Notes when such principal becomes due and payable, whether at maturity or otherwise, without any grace period; (c) default in the performance, or breach, of any other covenant of the Company for the benefit of the Exchange Notes that continues for a period of 30 days (or such other period specified in such other document) after written notice of such default has been given (i) to the Company by the Trustee or (ii) to the Company and the Trustee by the holders of at least 25% of the Exchange Notes then outstanding; or (d) certain events of bankruptcy, insolvency, or reorganization which are voluntary or, if involuntary, continue for a period of 90 days.

     The Indenture provides that the Trustee shall notify the holders of the Exchange Notes of any continuing default known to the Trustee which has occurred with respect to the Exchange Notes within 90 days after the occurrence thereof. The Indenture provides that notwithstanding the foregoing, except in the case of default in the payment of the principal of or interest on the Exchange Notes, the Trustee may withhold such notice if the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of the Exchange Notes.

     The Indenture provides that if an Event of Default (other than an Event of Default described in clause (d) above) with respect to the Exchange Notes shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Exchange Notes then outstanding may declare the principal amount of, and accrued and unpaid interest on, the Exchange Notes to be due and payable immediately. Upon certain conditions such acceleration may be annulled. The Indenture provides that if an Event of Default described in clause (d) shall have occurred and be continuing, the principal amount of (and accrued and unpaid interest on) the Exchange Notes shall ipso facto become due and payable immediately, without any declaration or other act on the part of the Trustee or any holder. Any past defaults and the consequences thereof (except a default in the payment of principal of or interest on the Exchange Notes) may be waived by the holders of a majority in principal amount of the Exchange Notes then outstanding. The Indenture also permits the Company not to comply with certain covenants in the Indenture with respect to the Exchange Notes upon waiver by the holders of a majority in principal amount of the Exchange Notes then outstanding.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default with respect to the Exchange Notes shall occur and be continuing, the Trustee shall not be under any obligation to exercise any of the trust powers vested in it by the Indenture at the request or direction of any of the holders of the Exchange Notes, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of a majority in aggregate principal amount of the Exchange Notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or exercising any trust power conferred on the Trustee with respect to the Exchange Notes; provided that the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture and subject to certain other limitations.

     No holder of the Exchange Notes will have any right by virtue or by availing of any provision of the Indenture to institute any proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given the Trustee written notice of an Event of Default with respect to the Exchange Notes and unless also the holders of at least 25% in aggregate principal amount of the outstanding Exchange Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and the Trustee shall have failed to institute such proceeding within 60 days after its receipt of such request, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Exchange Notes a direction inconsistent with such request. However, the right of a holder of any Exchange Note to receive payment of the principal of and any interest on such Exchange Note on or after the due dates expressed in such Exchange Note, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such holder.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Indenture provides that the Company may consolidate with, or sell, convey or lease all or substantially all of its assets to, or merge with or into, any other corporation, if (i) either the Company is the continuing corporation, or the successor corporation is a domestic corporation and expressly assumes the due and punctual payment of the principal of and interest on the Exchange Notes outstanding under the Indenture according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company and (ii) immediately after such merger or consolidation, or such sale, conveyance or lease, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

SATISFACTION AND DISCHARGE OF INDENTURE

     The Indenture with respect to the Exchange Notes (except for certain specified surviving obligations including, among other things, the Company's obligation to pay the principal of and interest on the Exchange Notes) will be discharged and canceled upon the satisfaction of certain conditions, including the payment of all principal of and interest on all the Exchange Notes or the deposit with the Trustee of cash or appropriate Government Obligations or a combination thereof sufficient for such payment or redemption in accordance with the Indenture and the terms of the Exchange Notes.

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Exchange Notes at the time outstanding under the Indenture, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture or any supplemental indenture with respect to the Exchange Notes or modifying in any manner the rights of the holders of the Exchange Notes; provided that no such supplemental indenture may (i) extend the stated maturity of the principal of any Exchange Note, or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of any interest thereof, or reduce any amount payable on redemption thereof (including any amount with respect to original issue discount), or reduce the amount of original issue discount security payable upon acceleration or provable in bankruptcy, or impair or affect the right of any holder of Exchange Notes to institute suit for payment thereof, or any right of repayment at the option of the holders of the Exchange Notes, without the consent of the holder of each Exchange Note so affected, or (ii) reduce the aforesaid percentage of Exchange Notes the consent of holders of which is required for any such supplemental indenture, without the consent of the holders of all Exchange Notes so affected. Additionally, in certain prescribed instances, including the establishment of the forms or terms of the Exchange Notes, the Company and the Trustee may execute supplemental indentures without the consent of the holders of the Exchange Notes.

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that the Company may elect either (a) to terminate (and be deemed to have satisfied) all its obligations with respect to such Exchange Notes (except for the obligations to register the transfer of such Exchange Notes, to replace mutilated, destroyed, lost or stolen Exchange Notes, to maintain an office or agency in respect of the Exchange Notes, to compensate and indemnify the Trustee and to punctually pay or cause to be paid the principal of, and interest on, all Exchange Notes when due) ("defeasance") or
(b) to be released from its obligations with respect to such Exchange Notes upon the deposit with the Trustee, in trust for such purpose, of money and/or Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and interest, if any, on the outstanding Exchange Notes, on the scheduled due dates therefor. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) with regard to certain matters, including an opinion to the effect that the holders of such Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

APPLICABLE LAW

     The Exchange Notes and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

 CONCERNING THE TRUSTEE

     The Trustee may provide various commercial banking services to the Company from time to time.

CERTAIN DEFINITIONS.

     The terms set forth below are defined in the Indenture as follows:

     "Attributable Debt" when used in connection with a Sale and Leaseback Transaction involving a Principal Property shall mean, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Exchange Notes pursuant to the Indenture compounded semi-annually. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Bank Credit Facility" means the bank facility provided for under the Fourth Amended and Restated Credit Agreement, dated as of January 14, 1997, among the Company and the banks that are or become parties from time to time thereto, as it may be amended, supplemented or otherwise modified from time to time, and any successor or replacement bank facility thereto.

     "Consolidated Net Tangible Assets" means the total of all the assets appearing on the consolidated balance sheet of the Company and its Subsidiaries, less the following: (a) liabilities, (b) intangible assets, including, without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on said balance sheet, and (c) appropriate adjustment on account of minority interests of other Persons holding stock in any Subsidiary. Consolidated Net Tangible Assets shall be determined in accordance with generally accepted accounting principles applied on a consistent basis and shall be determined by reference to the most recent publicly available quarterly or annual, as the case may be, consolidated balance sheet of the Company. "Debt" of a Person means, all indebtedness of such Person which is for money borrowed.

     "Funded Debt" means Debt which by its terms matures at, or can be extended or renewed at the option of the obligor to, a date more than twelve months after the date of the Debt's creation, including, but not limited to, outstanding revolving credit loans.

     "Government Obligations" means, unless otherwise specified pursuant to the Indenture, securities which are (i) direct obligations of the United States government for which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by, or acting as an agency or instrumentality of, the United States government, the payment of which obligations is unconditionally guaranteed by the United States government, and which, in either case, are full faith and credit obligations of the United States government, and which are not callable or redeemable at the option of the issuer thereof prior to their stated maturity.

     "Incur" means to issue, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for the payment of, any Debt.

     "Lien" means any mortgage or deed of trust, pledge, assignment, security interest, lien, charge, or other encumbrance or preferential arrangement (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Principal Property" means (i) any refining or processing plant (together with any pipeline, terminal or other facility related to such refining or processing plant and necessary for its economic operation) or corporate offices, in any case owned or leased by the Company or any Subsidiary, or any interest of the Company or any Subsidiary in such property (in each case including the real estate related thereto) located within the United States of America and (ii) any Capital Stock of any Subsidiary that owns, directly or indirectly, a Principal Property of the type described in clause (i).

     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any property or asset of such Person which has been or is being sold or transferred by such Person more than one year after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other similar amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Subsidiary" means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of the outstanding capital stock (or other interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, general partners, managers, managing members, managing partners or trustees thereof or, if such persons are not elected, to vote on any matter that is submitted to the vote of all persons holding ownership interests in such entity) is at the time owned or controlled, directly or indirectly, by (i) the Company, (ii) the Company and one or more Subsidiaries or (iii) one or more Subsidiaries.

BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the Exchange Notes will be issued in fully registered form, without coupons. The Exchange Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co. as DTC's nominee in the form of a global Exchange Note certificate for each series of Exchange Notes.

                            DESCRIPTION OF THE NOTES

     The terms of the Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Exchange Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Notes are not freely transferable by holders thereof and were issued subject to certain covenants regarding registration as provided therein and in the Registration Rights Agreement dated January 14, 1997 among the Company and various purchasers (the "Registration Rights Agreement") (which covenants will terminate and be of no further force or effect upon completion of this Exchange Offer). See "Registration Rights Agreement."

                          REGISTRATION RIGHTS AGREEMENT

     Pursuant to a Registration Rights Agreement among the Company and the initial purchasers of the Notes, the Company agreed to file with the Commission and use all reasonable efforts to cause to become effective the Exchange Offer Registration Statement. Under existing Commission interpretations set forth in several no-action letters to third parties, the Exchange Notes would in general be freely transferable (other than by holders who are broker dealers or by an affiliate of the Company) after the Exchange Offer without further registration under the Securities Act. In the event that due to a change in current interpretations by the Commission, the Company is not permitted to effect such Exchange Offer, it is contemplated that the Company will instead file a Shelf Registration Statement and will use all reasonable efforts to cause such Shelf Registration Statement to become effective and to keep such Shelf Registration Statement effective for three years from the effective date thereof. The Company shall, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Notes copies of the prospectus and notify each such holder when the Shelf Registration Statement has become effective. A holder that sells Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a current prospectus to purchasers, and will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales.

     Under the Registration Rights Agreement, the Company has agreed to use reasonable efforts to: (i) file the Exchange Offer Registration Statement or a Shelf Registration Statement with the Commission as promptly as reasonably practicable, (ii) have such Exchange Offer Registration Statement or Shelf Registration Statement declared effective by the Commission, and (iii) commence the Exchange Offer and issue the Exchange Notes in exchange for all Notes validly tendered in accordance with the terms of the Exchange Offer prior to the close of the Exchange Offer, or, in the alternative, cause such Shelf Registration Statement to remain effective for three years from the effective date thereof.

     If the Company fails to comply with the above provisions, additional interest (the "Penalty Interest") shall be assessed as follows:

         (i) If the Exchange Offer Registration Statement or Shelf Registration Statement is not filed by June 13, 1997, then commencing on June 14, 1997, Penalty Interest shall be accrued on the Notes over and above the accrued interest at a rate of .25% per annum immediately following June 13, 1997;

        (ii) If an Exchange Offer Registration Statement or Shelf Registration Statement is filed pursuant to (i) above and is not declared effective by July 13, 1997, then commencing on July 14, 1997, Penalty Interest shall be accrued on the Notes over and above the accrued interest at a rate of .25% per annum immediately following July 13, 1997; and

     (iii) If neither (A) the Company has exchanged Exchange Notes for all Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 35 days after the date on which the Exchange Offer Registration Statement was declared effective, nor (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective prior to three years from its original effective date, then Penalty Interest shall be accrued on the Notes over and above the accrued interest at a rate of .25% per annum immediately following the (x) 36th day after such effective date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective in the case of (B) above.

      provided, however, that the Penalty Interest rate on the Notes may not exceed .25% per annum; and, provided, further, that (1) upon the filing of the Exchange Offer Registration Statement or Shelf Registration Statement (in the case of (i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement (in the case of (ii) above), or (3) upon the exchange of Exchange Notes for all Notes tendered or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective prior to three years from its original effective date (in the case of (iii) above), Penalty Interest on the Notes as a result of such clause
(i), (ii) or (iii) shall cease to accrue.

      Any amounts of Penalty Interest due pursuant to clauses (i), (ii), or
(iii) above will be payable in cash, on the same original payment dates of the Notes. The amount of Penalty Interest will be determined by multiplying the applicable Penalty Interest rate by the principal amount of the Notes, multiplied by a fraction, the numerator of which is the number of days such Penalty Interest rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

     The Company is entitled to close the Exchange Offer provided that it has accepted all Notes theretofore validly tendered in accordance with the terms of the Exchange Offer. Notes not tendered in the Exchange Offer shall bear interest at the same rates as in effect at the time of issuance of the Notes.

                            INCOME TAX CONSIDERATIONS

     The exchange of Notes for Exchange Notes will not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss will be recognized by holders upon receipt of the Exchange Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of Exchange Notes, a holder's basis in Exchange Notes will be the same as such holder's basis in the Notes exchanged therefor. Holders will be considered to have held the Exchange Notes from the time of their original acquisition of the Notes.

                                  LEGAL MATTERS

     The validity of the Exchange Notes offered hereby will be passed upon for the Company by Stroock & Stroock & Lavan LLP of New York, New York.

                                     EXPERTS

     The financial statements incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                       STATE STREET BANK AND TRUST COMPANY
                                 EXCHANGE AGENT

By Hand/Overnight Express Mail:

         State Street Bank and Trust Company
         Two International Plaza
         Boston, Massachusetts  02110

By Facsimile:

         (617) 664-5371

By Telephone:

         (617) 786-3000

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Restated Articles of Incorporation of the Registrant provide that the Registrant shall, to the fullest extent provided by the Nevada General Corporation Law (the "Nevada GCL"), indemnify any and all persons whom it shall have the power to indemnify under the Nevada GCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by the Nevada GCL. The indemnification provided for in the Registrant's Restated Articles of Incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors, statute, rule or by common law or otherwise.

     The By-Laws of the Registrant also provide certain indemnification rights to the Directors and officers of the Registrant.

     The Registrant continues to maintain Directors and officers liability insurance policies. The Registrant presently carries $15 million of such coverage under a policy maintained with a wholly-owned subsidiary of the Registrant engaged in the insurance business in Bermuda. In addition, the Registrant carries $50,000,000 of Directors and officers liability coverage under policies maintained with private unaffiliated insurance carriers. The insurance subsidiary has deposited in trust the insurance premiums received by it from the Registrant which will be used to pay losses which are covered by the insurance policy issued by such subsidiary.

     The Restated Articles of Incorporation of the Registrant include a provision which eliminates the liability of Directors and officers to the Registrant or its stockholders for damages for breaches of their fiduciary duty, except for liability (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) for the payment of dividends in violation of the provisions of the Nevada GCL which provide that directors who, willfully or with gross negligence, permit the payment of a dividend or the making of a distribution other than as permitted by the Nevada GCL are jointly and severally liable for the lesser of the amount of the dividend or the loss sustained by reason of the dividend or other distribution to stockholders.

     Under Nevada law, absent the foregoing provision, Directors and officers would be liable for negligence or misconduct in the performance of their duties to the Registrant. The provision absolves Directors and officers of liability for negligence, including gross negligence, in the performance of their duties. They will remain liable for acts or omissions which involve intentional misconduct, fraud, a knowing violation of law or a violation of the provision referred to above concerning payment of dividends. The provision has no effect on the availability of equitable remedies such as injunction or rescission upon breach of such duty. In addition, the Registrant understands that the Commission takes the position that the provision will not affect the liability of such persons under the federal securities laws. The Commission's position appears to be that (1) the Nevada law authorizing this provision by its terms only permits the elimination or limitation for breach of fiduciary duty as a director or officer, which is a state law liability and not one imposed by the federal securities laws, and (2) the federal securities laws preempt attempts by the states to limit liability for violations of such laws. However, these issues have not been litigated and are unresolved at the present time. The Nevada law authorizing this provision does not state whether charter amendments adopted pursuant thereto will apply prospectively only or whether they will also apply to acts or omissions which are alleged to have occurred prior to their adoption and the Nevada courts have not addressed such issue. In the event that such amendments are determined by the Nevada courts to apply retroactively, the Registrant intends the provision to have such retroactive application.

     Registrant has entered into indemnification agreements with its Directors which provide them with certain indemnification rights.

ITEM 16.  EXHIBITS.

4.1 - Form of Indenture between Registrant and State Street Bank and Trust Company, as Trustee, relating to Debt Securities. Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-3 (File No. 333-521).

4.2  -    Supplemental Indenture dated May    , 1997 relating to Exchange Notes.

5    -    Opinion of Stroock & Stroock & Lavan LLP as to the legality of the
          Exchange Notes.

12   -    Statement regarding computation of ratio of earnings to fixed charges.

23.1 -    Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5).

23.2 -    Consent of Coopers & Lybrand, L.L.P.

24.1 - Power of attorney (included on signature page of this Registration Statement).

25   -    Statement of Eligibility and Qualification under the
          Trust Indenture Act of 1939 on Form T-1 of  State
          Street Bank and Trust Company.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (e) Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, the Registrant hereby agrees to furnish to the Commission upon request any instrument evidencing long-term debt of the Registrant that is not being filed as an exhibit hereto.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on May 21, 1997.


                                   TOSCO CORPORATION

                                   By:  /S/ THOMAS D. O'MALLEY
                                        Thomas D. O'Malley
                                        Chairman of the Board of Directors
                                        and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas D. O'Malley, Jefferson F. Allen and Wilkes McClave III, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) of and supplements to this Registration Statement and any Registration Statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                             TITLE                             DATE

/S/ THOMAS D. O'MALLEY       Chairman of the Board of Directors    May 21,1997
----------------------       and Chief Executive Officer
Thomas D. O'Malley

/S/ JEFFERSON F. ALLEN       Principal Financial Officer           May 21, 1997
----------------------       and Director
Jefferson F. Allen

/S/ ROBERT I. SANTO          Principal Accounting Officer          May 21, 1997
------------------
Robert I. Santo

                             Director                              May   , 1997
-----------------
Wayne A. Budd

/S/ PATRICK M. DEBARROS      Director                              May 21, 1997
-----------------------
Patrick M. deBarros

/S/ HOUSTON I. FLOURNOY      Director                              May 21, 1997
-----------------------
Houston I. Flournoy

/S/ EDMUND A. HAJIM          Director                              May 21, 1997
-------------------
Edmund A. Hajim

/S/ JOSEPH P. INGRASSIA      Director                              May 21, 1997
-----------------------
Joseph P. Ingrassia

/S/ CHARLES J. LUELLEN       Director                              May 21, 1997
----------------------
Charles J. Luellen

/S/ MARK R. MULVOY           Director                              May 21, 1997
------------------
Mark R. Mulvoy

                             Director                              May   , 1997
-------------------
Eija Malmivirta

                                  EXHIBIT INDEX

EXHIBIT                     DESCRIPTION

4.1   -   Form of Indenture between Registrant and State Street Bank and Trust
          Company, as Trustee, relating to Debt Securities. Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-3
          (File No. 333-521).

4.2   -   Supplemental Indenture dated May    , 1997 relating to Exchange Notes.

5     -   Opinion of Stroock & Stroock & Lavan LLP as to the legality of the Exchange Notes.

12    -   Statement regarding computation of ratio of earnings to fixed charges.

23.1  -   Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5).

23.2  -   Consent of Coopers & Lybrand, L.L.P.

24.1  -   Power of attorney (included on signature page of this Registration
          Statement).

25    -   Statement of Eligibility and Qualification under the Trust Indenture
          Act of 1939 on Form T-1 of State Street Bank and Trust Company.

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